Exhibit 4.29

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is entered into by and among the following Parties as of May 17, 2024 in Beijing, the People’s Republic of China (“China” or “PRC”, and, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan):

(1)	Ucommune (Beijing) Technology Co., Ltd. (“优客工场(北京)信息技术有限公司”, hereinafter referred to as “WFOE” or “Pledgee”), a wholly foreign-owned limited liability company duly incorporated and validly existing in the PRC, having its registered address at No. 8A, Zhaofeng First Street, Zhaofeng Industrial Base, Zhaoquanying Town, Shunyi District, Beijing, China, and its unified social credit code as 91110113MA01GJH80T;

(2)	Beijing Ubazaar Technology Co., Ltd. (“北京优鲜集科技有限公司”, hereinafter referred to as “Target Company”), a limited liability company duly incorporated and validly existing in the PRC, having its registered address at 492 LG1, Bldg. 2, West Street Wanshou Road, Haidian District, Beijing,China, and its unified social credit code as 91110108MA01EBM04C;

(3)	Kong Kaili (“孔凯丽”, hereinafter referred to as “Pledgor 1”), a natural person with Chinese nationality, having her PRC ID number as [***]; and

(4)	Ji Xinyu (“纪新宇”, hereinafter referred to as “Pledgor 2”), a natural person with Chinese nationality, having his PRC ID number as [***].

The foregoing Parties are individually referred to as a “Party” or such “Party”, and collectively referred to as the “Parties”. Pledgor 1 and Pledgor 2 are collectively referred to as “Pledgors”.

WHEREAS:

1.	As of the date of this Agreement, Pledgors hold 100% of the equity interests in Target Company;

2.	The Parties hereto enter into the Shareholder Rights Proxy Agreement and the Exclusive Option Agreement as of the date of this Agreement, and WFOE and Target Company enter into the Exclusive Business Cooperation Agreement as of May 20, 2019 (this Agreement, the Exclusive Business Cooperation Agreement, the Shareholders Rights Proxy Agreement, and the Exclusive Option Agreement, as amended from time to time, are collectively referred to as the “VIE Agreements”); and

3.	In order to ensure that Pledgors and Target Company will perform all obligations, liabilities and representations, warranties and covenants made under the VIE Agreements (“Contractual Obligations”), Pledgors agree to pledge to Pledgee 100% of the equity interests in Target Company held by them as security for the full performance of the Contractual Obligations, and Pledgee agrees to accept such pledge over the Equity Interests in Target Company provided by Pledgors._

NOW, THEREFORE, the Parties, upon amicable negotiation, agree on the said equity pledge as follows:

Article 1 Pledge over Equity Interests

1.1	Pledgors agree to pledge to Pledgee 100% of the equity interests in Target Company held by them (“Pledged Equity Interests”) on the terms and conditions as stipulated herein as security for the full performance of the Contractual Obligations. Target Company agrees that Pledgors shall so pledge the Pledged Equity Interests to Pledgee on such terms and conditions.

1.2	The obligations secured by the Pledged Equity Interests shall include: (i) all service fees and the interest thereon payable to WFOE under the VIE Agreements; (ii) other obligations under the VIE Agreements to be performed by Pledgors; and (iii) all other liabilities, monetary obligations or other payment obligations owed to Pledgee to be performed by Pledgors and/or Target Company arising from or in connection with the VIE Agreements, including but not limited to liquidated damages (if any), compensations and costs for exercise of pledge (including but not limited to attorney’s fees, arbitration costs, and appraisal and auction fees for Pledged Equity Interests) (all the foregoing service fees and the interest thereon are collectively referred to as “Secured Obligations”).

1.3	Pledgors and Target Company agree to have the pledge of the Pledged Equity Interests as stipulated herein recorded on the Register of Shareholders of Target Company on the date of this Agreement, and deliver the original Register of Shareholders and the original Capital Contribution Certificate (evidencing the contributions made by Pledgors to Target Company) to Pledgee for retention.

1.4	Pledgors undertake that they will procure Target Company to complete (and cooperate with it in completing) the equity pledge registration within a reasonable period as permitted by the relevant laws and policies after the date of this Agreement, and make every effort to maintain such registration in good standing. The pledge rights arising from the equity pledge hereunder will be duly attached upon completion of such equity pledge registration at the competent Administration for Industry and Commerce (the “AIC”). The Parties agree that they shall, solely for equity pledge registration purpose, separately execute an equity pledge agreement in such form to the satisfaction of the competent AIC; in the case of any matters not covered in such agreement or any inconsistence between such agreement and this Agreement, such matters shall be determined according to this Agreement or this Agreement shall prevail to the extent permitted by law.

1.5	During the Term of this Agreement, Pledgee shall not be liable for any impairment in the value of the Pledged Equity Interests (unless due to the wilful misconduct or gross negligence of Pledgee), nor shall Pledgors have the right to make any demand or claim against Pledgee for such impairment in any form. If any significant impairment in the value of such Pledged Equity Interests may occur, which may compromise the rights of Pledgee, Pledgee may, at any time, request Pledgors to provide an additional security; if Pledgors refuse or fail to provide such additional security, Pledgee may, on behalf of Pledgors, auction or sell such Pledged Equity Interests, and, by agreeing with Pledgors, use the proceeds from such auction or sale to settle the Secured Obligations prior to their maturity, or lodge the prestation for creditors with the Notary Office at the place where Pledgee is located (all the costs incurred therefor shall be paid by Pledgors).

1.6	Pledgors may subscribe for capital increase in Target Company only with the prior consent of Pledgee. Any additional capital acquired by Pledgors in Target Company due to their subscription of the increased capital of Target Company shall also be deemed as the Pledged Equity Interests. Target Company shall (and Pledgors shall procure Target Company to) record the updated equity pledge in the Register of Shareholders of Target Company within THREE (3) business days upon occurrence of any change in respect of the Pledged Equity Interests (including but not limited to capital increase), and shall, within a reasonable period upon occurrence of any such change, complete the equity pledge change registration at the competent AIC, and provide Pledgee with the Certificate of Equity Pledge Registration issued by the competent AIC. Pledgee shall retain such documents during the Pledge Period as stipulated herein.

1.7	During the Pledge Period, Pledgee shall be entitled to all proceeds accrued from the Pledged Equity Interests (if any, and including but not limited to bonuses, dividends and other income accrued therefrom). With the prior written consent of Pledgee, Pledgors may be distributed bonuses or dividends in respect of the Pledged Equity Interests, which shall be deposited in the account designated by Pledgee and held by Pledgee in trust as security for the settlement of the Secured Obligations (with the same function as the Pledged Equity Interests).

Article 2 Exercise of Pledge

2.1	The Parties agree that, if either of Pledgors or Target Company breaches or defaults in the performance of the Contractual Obligations, Pledgee shall have the full right and power to exercise all remedies it may have under Chinese Laws (including any laws, regulations, rules, notices, interpretations or other binding documents issued by any State or local legislative, administrative or judicial authorities before or after the effective date of this Agreement, hereinafter referred to as “Chinese Laws”), the VIE Agreements and the terms hereof, including but not limited to being paid as a preferential creditor by way of set-off at discount, auction or sale of the Pledged Equity Interests. Pledgee shall not be liable for any losses caused by its reasonable exercise of such right and power.

2.2	When exercising the pledge, Pledgee shall give a written notice to Pledgors. Subject to the provisions of Article 5.1 hereof, Pledgee may, at the same time when it so gives such notice or at any time upon giving such notice, exercise the right to dispose of the pledge.

2.3	Pledgee may appoint its counsel or other agent in writing to exercise any and all of the foregoing rights and powers on its behalf, to which Pledgors shall not make any objection.

2.4	Any proceeds received by Pledgee from the exercise of its rights and powers shall be applied in the following order:

Firstly, to pay all costs incurred for the disposal of the Pledged Equity Interests and Pledgee’s exercise of its rights and powers (including but not limited to court costs and the remunerations of its counsel and agent);

Secondly, to pay the taxes and fees payable in respect of the disposal of Pledged Equity Interests; and

Thirdly, repay the Secured Obligations to Pledgee.

If there is any balance after making the foregoing deductions, Pledgee shall refund such balance to either of Pledgors in proportion to his/her shareholding in Target Company or any other person who is entitled to such balance, or lodge the prestation for creditors with the Notary Office at the place where Pledgee is located (all the costs incurred therefor shall be paid by Pledgors). To the extent permitted by Chinese Laws, Pledgors may unconditionally bestow the foregoing balance to Pledgee or any person designated by Pledgee.

2.5	Pledgee may, at its option, exercise any remedies for breach on a concurrent or successive basis; Pledgee may not exercise any other remedies before exercising its right to auction or sell the Pledged Equity Interests hereunder.

2.6	If Target Company is required to be dissolved or liquidated according to the mandatory provisions of Chinese Laws, any benefits distributed to Pledgors out of the liquidation proceeds of Target Company upon completion of such dissolution or liquidation by Target Company as required by law shall, at the request of Pledgee: (1) be deposited in the account designated by Pledgee and held by Pledgee in trust as security for the performance of the Contractual Obligations and the settlement of the Secured Obligations; or (2) be unconditionally bestowed to Pledgee or any person designated by Pledgee to the extent permitted by Chinese Laws.

Article 3 Pledge Period and Release of Pledge

3.1	The pledge rights hereunder will be duly attached upon completion of such equity pledge registration at the competent AIC.

3.2	After Pledgors and Target Company have fully and completely performed all their Contractual Obligations and settled all the Secured Obligations, Pledgee shall, at the request of Pledgors, release the pledge hereunder; Pledgors and Target Company shall have such release of the equity pledge recorded in the Register of Shareholders of Target Company, and deregister the equity pledge registration at the competent AIC (the reasonable costs incurred for such release of the equity pledge shall be paid by Pledgors).

Article 4 Representations, Warranties and Covenants

4.1	Any Party hereto hereby irrevocably represents and warrants to other Parties that:

(1)	such Party is an entity duly incorporated, validly existing and with full civil capacity or a natural person with full civil capacity;

(2)	such Party shall have the full power and authority to execute, deliver and perform this Agreement and all other documents to be executed by it/him/her in connection with the rights and obligations hereunder;

(3)	such Party has duly and properly executed and delivered this Agreement and all other documents to be executed by it/him/her in connection herewith, and this Agreement and such other documents shall be legally binding on it/him/her as of the effective date;

(4)	there are no misrepresentations or material omissions of any important facts in the documents previously provided by such Party to other Parties; and

(5)	the execution, delivery and performance of this Agreement by such Party: (i) will not conflict with, be contrary to, or, upon receipt of the relevant notice or with the passage of time, violate: (a) Target Company’s Business License, Articles of Association, permits, the approval by competent government authority for its establishment, any agreement regarding its establishment or other constitutive documents; (b) any other law to which it/he/she is subject; (c) any contract or other document to which either of Pledgors is a party or to which he/she is or his/her assets are subject; (ii) will not result in the creation of any encumbrance on Pledgors’assets, or allow any third party to create such other encumbrance thereon (other than such pledge on the equity interests in Target Company created hereunder); (iii) will not result in the termination or amendment of the terms of any contract or other document to which either of Pledgors is a party or to which he/she is or his/her assets are subject, or allow any third party to terminate or amend the terms thereof; and (iv) will not result in the suspension, revocation, forfeiture, damage or non-renewal of any approval, permit or registration of or at the competent government authority applicable to him/her or Target Company and its subsidiaries.

4.2	Pledgors hereby irrevocably represent, warrant and covenant that:

(1)	the Pledged Equity Interests may be re-pledged and transferred as permitted by law. As of the effective date of this Agreement, either of Pledgors is the sole legal owner of the Pledged Equity Interests and shall have the right to dispose of the Pledged Equity Interests (and any part thereof) without any existing dispute over the ownership of the Pledged Equity Interests;

(2)	unless otherwise stipulated in the VIE Agreements, no mortgage, pledge or other form of security, priority, legal charge, property preservation measure, seizure, custody, leasehold, option or other form of encumbrance (each, an “Encumbrance”) has been created or imposed on or in respect of the Pledged Equity Interests as of the effective date of this Agreement, and the pledge hereunder shall constitute the first-ranking security interest on the Pledged Equity Interests;

(3)	during the Term of this Agreement, without the prior written consent of Pledgee, Pledgors may not transfer the Pledged Equity Interests (or any part thereof), or create (or allow the creation of) any security or other Encumbrance on the Pledged Equity Interests;

(4)	during the Term of this Agreement, without the prior written consent of Pledgee, Pledgors may not re-create (or allow the creation of) any new Encumbrance on the Pledged Equity Interests; any such Encumbrance created on the Pledged Equity Interests (in whole or in part) without the prior written consent of Pledgee shall be null and void;

(5)	during the Term of this Agreement, without the prior written consent of Pledgee, Pledgors may not do any act that results in or may result in the impairment in the value of the Pledged Equity Interests or compromises the validity of the pledge hereunder. If, for any reason attributable to Pledgors, any significant impairment in the value of such Pledged Equity Interests may occur, which may compromise the rights of Pledgee, Pledgors shall give a prompt notice to Pledgee, and, at the reasonable request of Pledgee, provide an additional security on his/her other assets to the satisfaction of Pledgee, and take necessary actions to address the foregoing events or minimize their adverse effects;

(6)	Pledgors shall comply with and implement the provisions of all laws and regulations governing the equity pledge during the Term of this Agreement. Pledgors shall, within FIVE (5) business days upon receipt of any notice, instruction or recommendation of the relevant authority in respect of such pledge, produce such notice, instruction or recommendation to Pledgee within FIVE (5) business days, and comply with such notice, instruction or recommendation, or make any objection to or statement on the foregoing matters at the reasonable request of Pledgee or with the consent of Pledgee; and

(7)	either of Pledgors has made, and procure his/her heir, successor, agent, and administrator to make (if applicable), all proper arrangements, and has executed all necessary documents to ensure that, in the event of transfer of his/her equity interests, his/her death, incapacity, or divorce, or any other circumstance that may affect the disposal of his/her equity interests in Target Company, his/her heir, creditor, assign, successor, agent, administrator, or any other person who may become entitled to such equity interests or related rights therefor, will continue to pledge the equity interests in Target Company held by him/her to WFOE as stipulated herein, and perform his/her obligations hereunder on his/her behalf. Pledgors further warrant to WFOE that they will continue to comply with the VIE Agreements.

4.3	Target Company hereby irrevocably warrants and covenants that:

(1)	without the prior written consent of Pledgee, it will not assist or allow Pledgors to create any new Encumbrance on the Pledged Equity Interests;

(2)	without the prior written consent of Pledgee, it will not assist or permit Pledgee to transfer the Pledged Equity Interests; and

(3)	where any legal proceedings, arbitrations or other claims are instituted or filed, which may adversely affect Target Company, the Pledged Equity Interests, or the interests of Pledgee under the VIE Agreements and this Agreement, it will give a prompt written notice to Pledgee as soon as possible, and take all necessary measures to protect Pledgee’s pledge over the Pledged Equity Interests at the reasonable request of Pledgee.

Article 5 Liability for Breach

5.1	The Parties agree that, if any Party (“the Defaulting Party”) materially breaches any of its/his/her covenant made hereunder, or materially fails to perform, or delays in the performance of, any of its/his/her obligations hereunder, such Party shall be deemed to have been in default under this Agreement (a “Default”), and any Non-Defaulting Party shall have the right to request the Defaulting Party to rectify or cure such Default within a reasonable period. If the Defaulting Party fails to rectify or cure such Default within such reasonable period or within TEN (10) business days after the Non-Defaulting Party gives the Defaulting Party a written notice of such request for rectification, the Non-Defaulting Party may, at its/his/her sole discretion, held the Defaulting Party liable as follows:

(1)	(if either of Pledgors or Target Company is the Defaulting Party,) Pledgee shall have the right to terminate this Agreement and held the Defaulting Party liable for its damages; or

(2)	(if Pledgee is the Defaulting Party,) any Non-Defaulting Party shall have the right to held Pledgee liable for its/his/her damages, but shall not have the right to terminate or rescind this Agreement in any case unless otherwise provided by law.

5.2	Notwithstanding other provisions of this Agreement, this Article shall survive the termination of this Agreement.

Article 6 Governing Law and Dispute Settlement

6.1	The execution, validity, interpretation, performance of and the settlement of any dispute arising out of this Agreement shall be governed by and construed in accordance with Chinese Laws.

6.2	In the case of any dispute arising out of or in connection with the performance of this Agreement, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration procedures and rules then in force. The arbitration shall be conducted on a confidential basis. The language of arbitration shall be Chinese. The arbitral award shall be final and binding on the Parties.

6.3	During the arbitral proceedings, except for the matters under dispute among the Parties and under arbitration, the Parties shall continue to have their respective other rights hereunder and perform their respective obligations hereunder.

Article 7 Confidentiality

7.1	Before the date of this Agreement and during the Term of this Agreement, a Party (“Discloser”) has disclosed or may from time to time disclose its/his/her Confidential Information (including but not limited to business information, customer data, financial data, contracts, etc.) to any other Party (“Recipient”). The Recipient shall keep such Confidential Information confidential, and may not use such Confidential Information for purposes other than those expressly set forth in this Agreement. The foregoing provisions are not applicable to any information: (i) which the Recipient proves that it/he/she has possessed with written records made prior to disclosure by the Discloser to it/him/her; (ii) which is or will be in the public domain not through the Recipient’s breach of this Agreement; (iii) which the Recipient obtains from any third party not subject to such confidentiality obligations; and (iv) which is to be disclosed by any Party as required by relevant laws, regulations, applicable listing rules or regulatory authorities, or to its employees, agents, legal counsels or financial advisers during its ordinary course of business (provided that the Recipient shall procure that the foregoing persons comply with the relevant terms and conditions of this Agreement and shall be liable for their breach of such terms and conditions).

7.2	The foregoing confidentiality obligations shall be continuing to the Parties hereto, and shall survive the termination of this Agreement.

Article 8 Force Majeure

8.1	“Force majeure” means any event that is unforeseeable, unavoidable and insurmountable, making it partially or completely impossible for a Party hereto to perform this Agreement. Such events include, but are not limited to, natural disasters, storms, tornadoes and other weather conditions, strikes, lockouts, shutdowns or other industrial issues, wars, riots, conspiracies, acts of enemy countries, terrorist acts or violent acts by criminal organizations, blockades, serious diseases or epidemics, earthquakes or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, changes in law or its application.

8.2	If a force majeure event occurs, a Party’s obligations hereunder affected by such force majeure event shall be automatically suspended during the delay due to such force majeure event, and the period of performance shall be automatically extended for a period equivalent to the period of suspension, during which such Party will not be subject to punishments or liabilities therefor. In the event of any force majeure event, the Parties shall immediately negotiate to seek for a fair solution, and make all reasonable efforts to minimize the effects of such force majeure event.

Article 9 Change of Circumstances

In addition to and not contrary to the VIE Agreements and other provisions of this Agreement, if, at any time, the promulgation of or change in any Chinese Law, or any change in the interpretation or application of such Chinese Law, or any change in the relevant registration procedures makes Pledgee to believe that remaining this Agreement effective and/or disposing of the pledged property in such manner as provided for in this Agreement becomes illegal or contrary to such Chinese Laws, Pledgors shall, according to the written instruction of Pledgee and at the reasonable request of Pledgee, immediately take any action and/or execute any agreement or other document to:

(1)	remain this Agreement effective;

(2)	facilitate the disposal of the pledged property in such manner as provided for in this Agreement; and/or

(3)	maintain or fulfill the intention of this Agreement or exercise the pledge created hereunder.

Article 10 Notice

10.1	Any notice or written communication given by a Party to any other Party (including but not limited to written documents or notices under this Agreement) shall be promptly sent or delivered to such other Party by letter (including through courier services) or e-mail. The service date of such notice or communication shall be the THIRD (3rd) business day upon posting of such letter (if delivered by letter (including through courier services)) or the date on which the message arrives at such other Party’s system (if delivered by e-mail).

10.2	For notice purposes, the contact details of the Parties hereto are as follows:

(1)	For Ucommune (Beijing) Technology Co., Ltd. (“优客工场(北京)信息技术有限公司”)

Address: LG1, Block D, Sunshine 100, Guanghua Road, Chaoyang

District, Beijing, China

Contact: [Kong Kaili]

Phone Number: [***]

Email: [***]

(2)	For Beijing Ubazaar Technology Co., Ltd. (“北京优鲜集科技有限公司”):

Address: LG1, Block D, Sunshine 100, Guanghua Road, Chaoyang

District, Beijing, China

Contact: [Kong Kaili]

Phone Number: [***]

Email: [***]

(3)	For Kong Kaili (“孔凯丽”):

Address: LG1, Block D, Sunshine 100, Guanghua Road, Chaoyang

District, Beijing, China

Phone Number: [***]

Email: [***]

(4)	For Ji Xinyu (“纪新宇”):

Address: LG1, Block D, Sunshine 100, Guanghua Road, Chaoyang

District, Beijing, China

Phone Number: [***]

Email: [***]

10.3	Any Party may change the address at which it/he/she receives any notice by giving a notice to other Parties in the manner as required by this Article.

Article 11 Miscellaneous

11.1	This Agreement shall become effective upon being executed by the Parties, and shall continue until all VIE Agreements other than this Agreement are terminated, the secured contractual obligations and liabilities are fully performed and the Secured Obligations are fully discharged, or Pledgee or its designated person(s) have exercised the option to purchase equity interests or assets under the Exclusive Option Agreement. Pledgors and Target Company shall take all necessary actions to maintain the equity pledge registration in good standing during the Term.

11.2	If any provision of this Agreement is held to be invalid, illegal or unenforceable under Chinese Laws, all other provisions of this Agreement shall remain in full force and effect. Where any such provision is held to be invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to amend this Agreement so as to effect the original intention of the Parties as closely as possible in a mutually acceptable manner.

11.3	If any relevant regulatory authority provides any opinions for amendment to this Agreement, the Parties shall negotiate to amend this Agreement according thereto.

11.4	This Agreement shall supersede any other prior agreement (written or oral) entered into by the Parties in respect of the matters set forth herein, and constitute the entire agreement among the Parties hereto.

11.5	Any Party may waive the terms and conditions of this Agreement, provided that such waiver shall be made in writing and executed by the Parties. Any Party’s waiver of breach by any other Party under certain circumstances shall not operate as such Party’s waiver of similar breach by any other Party under other circumstances.

11.6	During the Term of this Agreement, a Party may not assign part or all of its/his/her rights or obligations hereunder to any third party without the prior written consent of other Parties, but Pledgee shall have the right to assign all or part of its rights and obligations hereunder without the consent of other Parties. This Agreement shall be legally binding on the Parties hereto and their permitted successors and assigns.

11.7	Any amendment or supplement to this Agreement must be made in writing, and may not become effective until properly executed by the Parties hereto, unless such amendment or supplement is made in connection with the assignment by Pledgee of its rights hereunder under Article 11.6. If such amendment or supplement requires any permit of and/or any registrations at or filings with any government authority, the Parties shall obtain such permit and/or complete such registrations or filings.

11.8	This Agreement shall be executed in SIX (6) counterparts, one of which shall be held by each Party, the rest of which shall be retained by Target Company, and each of which shall be equally authentic.

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Ucommune (Beijing) Technology Co., Ltd. (“优客工场(北京)信息技术有限公司”) (Seal):

Legal Representative or Authorized Representative (Signature):_________________

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Beijing Ubazaar Technology Co., Ltd. (“北京优鲜集科技有限公司”) (Seal):

Legal Representative or Authorized Representative (Signature):________________

(This page is the signature page for this Equity Pledge Agreement, and contains no text.)

Kong Kaili (“孔凯丽”):

Signature:__________

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Ji Xinyu (“纪新宇”):

Signature:__________